                         SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(A) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

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       Only (as permitted by Rule 14a-6(e)(2))
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 . . . . . . . . . . . . . . WESBANCO, INC.  . . . . . . . . . . . . . . . . .
             (Name of Registrant as Specified in Its Charter)

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
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



                                WESBANCO, INC.
                                One Bank Plaza
                         Wheeling, West Virginia  26003

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 To Be Held
                                April 18, 2001

TO THE STOCKHOLDERS OF WESBANCO, INC.:

     The Annual Meeting of the Stockholders of WesBanco, Inc. will be held at the Ramada Plaza City Center Hotel, 1200 Market Street, Wheeling, West Virginia, 26003, on Wednesday, April 18, 2001, at 4:00 p.m. E.S.T.

     The purposes of the meeting are as follows:

        (1) To elect five (5) persons to the Board of Directors to serve for a term of three (3) years.

        (2) To act upon a proposal to increase the number of shares of common stock available for issuance under the Key Executive Incentive Bonus & Option Plan.

       (3) To consider and act upon such other matters as properly may come before the meeting or any adjournment thereof.

     The Board of Directors recommends a vote in favor of the proposals. The holders of the common stock of the Corporation as of the close of business on March 9, 2001, are entitled to vote at the meeting.

     You are requested to sign and date the enclosed form of Proxy and return it in the enclosed postage-paid envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth in the Proxy Card.

     By order of the Board of Directors.

						LARRY G. JOHNSON
						Secretary


Wheeling, West Virginia
March 16, 2001.

                                PROXY STATEMENT
                                      OF
                                 WESBANCO, INC.
                                  Bank Plaza
                         Wheeling, West Virginia  26003

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2001
                        --------------------------------

     This statement is furnished to the stockholders of WesBanco, Inc. ("Corporation") in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation, which will be held at the Ramada Plaza City Center Hotel, 1200 Market Street, Wheeling, West Virginia, 26003, at 4:00 p.m. E.S.T. on Wednesday, April 18, 2001. This statement is being mailed to the stockholders on or about March 16, 2001.

     WesBanco, Inc. is the parent company and the holder of all of the outstanding shares of the capital stock of WesBanco Bank, Inc., Wheeling, West Virginia, WesBanco Properties, Inc., Wheeling, West Virginia, WesBanco Securities, Inc., Marietta, Ohio, and Wesbanco Insurance Services, Inc., Shinnston, West Virginia.

                                   Proxies
                                   -------
     The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Employees and Directors of the Corporation and its subsidiaries may follow up on this written solicitation by telephone or other methods of communication.

     Proxies may be revoked by the stockholders who execute them at any time prior to the exercise thereof by written notice to the Corporation, or by announcement at the stockholders meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the stockholders meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the discretion of the holders of such proxies.

     Alternatively, if shares of Wesbanco common stock are registered in the shareholders' name, such shareholders may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card.

                      Stock Outstanding and Voting Rights
                      -----------------------------------
     The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock with a par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. Of the 50,000,000 shares of authorized common stock, as of February 28, 2001, there were 18,439,608 shares issued and outstanding.

     There are no shares of preferred stock outstanding. The authorized shares of preferred stock of WesBanco may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of WesBanco common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of WesBanco at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of WesBanco common stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of WesBanco common stock.

     A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present.

     Stockholders of record as of the close of business on March 9, 2001, will be entitled to vote at the stockholders meeting. Each stockholder will be entitled to one vote for each share of common stock held, as shown by the records of the Corporation at that time. Cumulative voting in the election of Directors is permitted by West Virginia statutory provisions, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of common stock multiplied by the number of Directors to be elected within each class, and he may cast all of such votes for a single Director or he may distribute them among the number to be voted for as he may see fit.

     To the best of management's knowledge, WesBanco Trust and Investment Services, the Trust Department of WesBanco Bank, Inc., Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of February 28, 2001, 1,777,036 shares of the common stock of the Corporation, representing 9.64% of the total shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 764,081 shares, representing 4.14% of the shares outstanding, has partial voting control of 28,495 shares, representing 0.15% of the shares outstanding, and sole voting control of 984,460 shares, representing 5.34% of the shares outstanding. In accordance with its general practice, shares of the common stock of the Corporation over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.

     The following table lists each stockholder known to WesBanco to be the beneficial owner of more than 5% of WesBanco's common stock as of February 28, 2001, as more fully described above:

                              Principal Holders
                              -----------------
                Name &
                Address of                Amount and Nature
Title of        Beneficial                  of Beneficial        Percent
Class           Owner                         Ownership          of Class
--------        ------------------        -----------------      --------
Common          WesBanco Trust and
		Investment Services
		One Bank Plaza
                Wheeling, WV 26003            1,777,036*          9.64%

*Nature of beneficial ownership more fully described in text immediately preceding table.

Ownership of Securities by Directors, Nominees and Officers
-----------------------------------------------------------
     The following table sets forth the number of shares of Wesbanco's common stock beneficially owned by each nominee, each continuing director and each officer of the Corporation named in the Summary Compensation Table and all of its executive officers and directors as a group as of February 28, 2001. There is no other class of voting securities issued and outstanding.

                                Sole Voting      Shared Voting
Name of                         and Investment   and/or Investment   Percent
Beneficial Owner                Authority        Authority           of Class
---------------------------     --------------   -----------------   --------
James E. Altmeyer (Nominee)       12,657                                 *
James G. Bradley                     -0-                                 *
Ray A. Byrd                        7,442  (1)                            *
R. Peterson Chalfant               6,825           76,507  (2)           *
John H. Cheffy                     4,797            3,302  (3)           *
Christopher V. Criss (Nominee)    48,952  (4)     112,216  (4)           *
James D. Entress                  26,111  (5)                            *
Ernest S. Fragale                 60,132                                 *
James C. Gardill (Nominee)        51,277  (6)                            *
Edward M. George                  17,088  (7)                            *
Roland L. Hobbs (Nominee)         25,207  (8)                            *
John W. Kepner                     5,426  (9)                            *
Frank R. Kerekes                   1,122                                 *
Paul M. Limbert (Executive
                  Officer)        12,074 (10)                            *
William E. Mildren, Jr.(Nominee) 182,733                                 *
Eric Nelson (Expired Term)        49,884 (11)                            *
Jerome B. Schmitt (Executive
                    Officer)       5,794 (12)                            *
Joan C. Stamp                     19,825 (13)                            *
Carter W. Strauss                 32,348 (14)                            *
James W. Swearingen                3,614                                 *
Reed J. Tanner                     4,928 (15)       2,622 (16)           *
Robert K. Tebay                   11,242 (17)                            *
William E. Witschey                8,820 (18)      55,972 (18)           *

                              Sole Voting       Shared Voting
Name of                       and Investment    and/or Investment  Percent
Beneficial Owner              Authority         Authority          Class of
--------------------------    --------------    -----------------  --------
Dennis P. Yaeger (Executive
                   Officer)       10,182 (19)                            *

All Directors and Officers
as a group
(30 persons)                     614,297          250,619            4.7%


*Beneficial ownership does not exceed one percent (1%).

(1) Includes 3,902 shares held for Mr. Byrd's benefit in a Rabbi Trust established under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan.

(2) Includes 35,018 shares held in the Clyde Chalfant Marital Deduction Trust for which Mr. Chalfant serves as Trustee, 18,000 shares held in the Clyde Chalfant GST Trust for the benefit of R. Peterson Chalfant and 23,489 shares held in the Mary Peterson Chalfant GST Trust for the benefit of R. Peterson Chalfant.

(3) Includes 484 shares held in his IRA custodian account at Wesbanco Bank, Inc. Additionally, Mr. Cheffy's wife, Mary Ann Cheffy, is the owner of 2,818 shares for which Mr. Cheffy disclaims beneficial ownership.

(4) Includes 2,981 shares held for Mr. Criss' benefit in a Rabbi Trust established under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Atlas Towing Company, in which Mr. Criss owns a substantial interest and serves as an officer and director, owns 112,216 shares.

(5) Includes 26,111 shares held at WesBanco Bank, Inc. as custodian for James D. Entress' IRA. Dr. Entress' wife, Dr. Cheryl Entress, is the owner of an additional 14,055 shares held in an IRA custodian account at WesBanco Bank, Inc. for which Dr. Entress disclaims beneficial ownership.

(6) Includes 10,601 shares held for Mr. Gardill's benefit in a Rabbi Trust established under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Includes an additional 12,957 shares held by Mr. Gardill's wife, Linda T. Gardill, and 2,948 shares held in her IRA custodian account at WesBanco Bank, Inc.

(7) Mr. George's wife, Sandra F. George, is the owner of an additional 502 shares for which Mr. George disclaims beneficial ownership. Excludes options to acquire 12,222 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan.

(8) Includes 1,207 shares held for Mr. Hobbs' benefit in a Rabbi Trust established under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Mr. Hobbs' wife, Sarah F. Hobbs, is the owner of an additional 4,620 shares for which Mr. Hobbs disclaims beneficial ownership.

(9) Mr. Kepner's wife, Joan B. Kepner, is the owner of an additional 400 shares for which Mr. Kepner disclaims beneficial ownership.

(10) Excludes options to purchase 6,110 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan.

(11) Mr. Nelson's wife, Ann P. Nelson, is the owner of an additional 5,232 shares for which Mr. Nelson disclaims beneficial ownership.

(12) Excludes options to purchase 6,110 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan.

(13) Includes 10,696 shares held in Mrs. Stamp's trust at WesBanco Bank, Inc.

(14) Includes 10,741 shares held for Mr. Strauss' benefit in a Rabbi Trust under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Mr. Strauss' wife, Barbara Strauss, is the owner of an additional 3,631 shares held in a custodian account at WesBanco Bank, Inc. for which Mr. Strauss disclaims beneficial ownership.

(15) Includes 1,155 shares held for Mr. Tanner's benefit in a Rabbi Trust established under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Includes an additional 1,294 shares held by Mr. Tanner as Custodian for his minor children.

(16) Includes 477 shares held in trust in which Mr. Tanner has a beneficial interest. He is also Co-Trustee of his brother's family trust which holds 2,145 shares for which Mr. Tanner disclaims beneficial ownership.

(17) Includes 527 shares held for Mr. Tebay's benefit in a Rabbi Trust established under the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan. Additionally, Mr. Tebay's wife, Mary Ann Tebay, is the owner of an additional 100 shares for which Mr. Tebay disclaims beneficial ownership.

(18) Mr. Witschey's wife, Wilda C. Witschey, is the owner of an additional 10,080 shares for which Mr. Witschey disclaims beneficial ownership. Includes 46,132 shares which are owned by Witschey's Market in which Mr. Witschey has a substantial stock interest. Also includes 9,840 shares which are owned by Witschey Realty in which Mr. Witschey has a substantial stock interest.

(19) Excludes options to purchase 6,110 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan. Includes 2,004 shares held by Mr. Yaeger as Custodian for a minor child. Excludes 586 shares held by his son, Corey, for which he disclaims beneficial ownership.

           Section 16(a) Beneficial Ownership Reporting Compliance
           -------------------------------------------------------
     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 2000, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled, except Carter W. Strauss and Robert H. Martin. WesBanco is required to report late filings.

                   Transactions With Directors and Officers
                   ----------------------------------------
     It has been the practice of the subsidiary bank of the Corporation, on occasion, to engage in the ordinary course of business in banking transactions, which at times involved loans in excess of $60,000.00, with some of its Officers and Directors and some of the Officers and Directors of the Corporation and their associates. It is anticipated that the practice will be continued. All loans to such persons, however, have been made, and in the future will be made, in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features. From time to time the firm of Phillips, Gardill, Kaiser & Altmeyer of which James C. Gardill, Chairman of the Board and a Director of the Corporation, is a partner, and the firm of Schrader, Byrd & Companion, PLLC, of which Ray A. Byrd, Director of the Corporation, is a partner, perform services for the Corporation. Fees aggregating $483,262.85 were paid to the law firm of Phillips, Gardill, Kaiser & Altmeyer for legal services rendered to the Corporation and its banking affiliates during the year 2000. It is contemplated that one or both of these firms will be retained to perform legal services during the current year.

PROPOSAL ONE - ELECTION OF DIRECTORS
------------------------------------
                         Election of Directors
                         ---------------------
     The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors up to a maximum of thirty-five (35), and the Board of Directors has determined that the Board shall consist of twenty-two (22) members, and has fixed the number of Directors to be elected at the forthcoming meeting at five (5), all of whom are to be elected for a three-year term which will expire at the annual stockholders meeting in 2004. Proxies may not be voted for a greater number of persons than are nominated. There are no family relationships among the directors, nominees or executive officers of the Corporation

     Accordingly, the following persons have been nominated for election to the Board:

                                Nominees(1)
                                -----------
A. For the Three-Year Term Expiring at the Annual Stockholders Meeting in 2004

Name                    Age     Principal Occupation(2)         Director Since
-------------------     ---     ---------------------------     --------------
James E. Altmeyer(3)    62      President, Altmeyer Funeral     10/16/87
                                Homes, Inc.

Christopher V. Criss	45	Former Vice Chairman, WesBanco	07/17/92
                                Bank Parkersburg; President &
                                Chief Executive Officer, Atlas
                                Towing Co.

James C. Gardill        54      Chairman of the Board,          11/13/80
                                WesBanco, Inc.; Lawyer;
                                Partner, Phillips, Gardill,
                                Kaiser & Altmeyer

Roland L. Hobbs         68      Chairman, Wheeling Park         07/28/76
                                Commission

William E. Mildren, Jr. 56      Vice Chairman, WesBanco, Inc.;  04/15/98
                                former Chairman, President &
                                Chief Executive Officer, WesBanco
                                Bank Parkersburg; former
                                Chairman, President & CEO,
                                Commercial BancShares, Inc.

(1) Two (2) vacancies exist in this class. Incumbent Director Richard K. Riederer retired as President and CEO of Weirton Steel Corporation and resigned from the Board of Directors of the Corporation effective January 31, 2001. Incumbent Director J. Christopher Thomas resigned from the Board effective November 30, 2000. Additionally, Larry G. Johnson and Stephen F. Decker, executive officers of Wesbanco Bank, Inc. agreed not to stand for re-election to help implement a Board of Directors goal of reducing the number of insiders on the Board. Accordingly, the class was reduced by two and two vacancies remain. It is contemplated that the vacancies will be filled by the election of Jeremy C. McCamic and Abigail M. Feinknopf to the Board of Directors. This action will be taken in accordance with the Agreement and Plan of Merger dated February 22, 2001, between the Corporation and American Bancorporation. The Bylaws of the Corporation would permit the Board to fill the vacancies during the ensuing year, but any such appointments would be effective only until the next annual meeting of shareholders.

(2)  Principal occupation during the past five (5) years.

(3) Attended less than 75% of all Board and Committee meetings during the year 2000.

     In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

     All of the foregoing nominees presently are serving as members of the Board. In the event that, at any time prior to the stockholders meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

                             Continuing Directors
                             --------------------
     In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

                  Directors Whose Term of Office Will Expire
                  at the Annual Stockholders Meeting in 2003
                  ------------------------------------------

Name                     Age    Principal Occupation(1)         Director Since
---------------------    ---    -----------------------------   --------------
Ray A. Byrd              56     Lawyer; Partner, Schrader,      06/09/77
                                Byrd & Companion, PLLC

James D. Entress         62     Oral & Maxillo-Facial           12/20/90
                                Surgeon - Retired

Ernest S. Fragale        54     Former President, WesBanco      08/20/96
                                Mortgage Company;
                                former owner and
                                President, Universal
                                Mortgage Company

Edward M. George         64     President & CEO,                12/02/91
                                WesBanco, Inc.;
                                President & CEO,
                                WesBanco Bank, Inc.;
                                former Chairman of the
                                Board, WesBanco Bank
                                Wheeling

Carter W. Strauss        54     President, Strauss Industries,  07/28/76
                                Inc.

Reed J. Tanner           47     Certified Public Accountant     12/30/96
                                Partner, Simpson & Osborne, A.C.

Robert K. Tebay          66     Owner-Operator, Tebay Dairy     04/15/98

William E. Witschey      69     President, Witschey's           01/10/85
                                Market, Inc. (retail food
                                management)

(1)  Principal occupation during the past five (5) years.

                    Directors Whose Term of Office Will Expire
                    at the Annual Stockholders Meeting in 2002
                    ------------------------------------------

Name                     Age    Principal Occupation(1)         Director Since
----------------------   ---    ----------------------------    --------------
James G. Bradley (2)     56     President & CEO, Wheeling-      08/20/98
                                Pittsburgh Steel Corp.

R. Peterson Chalfant     60     Lawyer                          08/30/96

John H. Cheffy           67     Retired; former Vice President/ 08/20/98
                                Cashier, WesBanco Bank
                                Barnesville

John W. Kepner           68     Mortician; President,           01/28/76
                                Kepner Funeral Homes, Inc.

Frank R. Kerekes         54     Executive Vice-President,       12/21/95
                                North Central Region,
                                WesBanco Bank, Inc.; former

Name                     Age    Principal Occupation(1)         Director Since
----------------------   ---    ----------------------------    --------------
                                Executive Vice-President,
                                WesBanco Bank Fairmont,
                                Inc.; former President & CEO,
                                WesBanco Bank Fairmont, Inc.

Joan C. Stamp            49     Director, West Virginia         02/15/96
                                University Foundation

James W. Swearingen      69     Retired Advertising Executive   08/20/98

(1)  Principal occupation during the past five (5) years.

(2) Attended less than 75% of all Board and Committee meetings during the year 2000.

                     Executive Officers of the Corporation
                     -------------------------------------
     The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

     EDWARD M. GEORGE, JR., age 64, is President and Chief Executive
Officer, WesBanco, Inc., and WesBanco Bank, Inc. Mr. George has served the Corporation as Executive Vice President-Loans and served as Vice President of Commercial Mortgage Loans. Mr. George served WesBanco Bank Wheeling as Chairman of the Board, its President and Chief Executive Officer, as well as Chief Executive Officer. He has also held the position of Vice President-Commercial Mortgage Loans. Mr. George joined the Bank in May 1983. Prior to that time, he served as President and Chief Executive Officer, Wellsburg National Bank from 1981-1983 and prior to that, he was Senior Vice President, Half Dollar Trust and Savings Bank. Mr. George was an Examiner in charge of bank audits for the Federal Reserve Bank of Cleveland from 1966-1973.

     PAUL M. LIMBERT, age 54, is the Executive Vice President and Chief Financial Officer, WesBanco, Inc. Mr. Limbert also served as Vice Chairman and Chief Financial Officer for WesBanco Bank Wheeling, and previously served as President and Chief Executive Officer of WesBanco Bank Wheeling. In addition, Mr. Limbert served WesBanco Bank Wheeling in a variety of capacities, including Assistant Controller and Controller, Vice President and Controller, Senior Vice President and Controller, Executive Vice President and Controller, and Executive Vice President and Treasurer. Mr. Limbert joined the Corporation in April 1977. Prior to that, he was a Senior Accountant at Price Waterhouse and served a tour of duty in the United States Army.

     DENNIS P. YAEGER, age 51, is the Executive Vice President and Chief Operating Officer of WesBanco, Inc., a position held since 1993. Mr. Yaeger has served WesBanco, Inc. as Vice President Bank Operations in 1987 and Executive Vice President Bank Operations in 1990. Mr. Yaeger has served WesBanco Bank Wheeling as Vice Chairman of the Board of Directors. He previously held the positions of Executive Vice President-Bank Operations from 1978 to 1987. From 1976 to 1978, Mr. Yaeger worked in the Commercial Loan Department as a Loan Officer. He started his career at WesBanco Bank Wheeling and held early positions as Management Trainee, Administrative Assistant and Assistant Operations Officer.

     WILLIAM E. MILDREN, JR., age 56, has served as Vice Chairman and Director of the Corporation since March 31, 1998. He formerly served as Chairman of WesBanco Bank Parkersburg from September 1999 to January 14, 2000. Mr. Mildren was Chairman, President and Chief Executive Officer and Director of WesBanco Bank Parkersburg from January 1999 to September 1999. Mr. Mildren was Chairman, President and Chief Executive Officer of Commercial BancShares, Inc., and Chairman of the Board of Commercial Banking and Trust Company from November 1992 to March 31, 1998. He was President and Chief Executive Officer of Commercial Bank from January 1982 to November 1992. He joined the credit card department of Commercial Bank in July 1971. He subsequently served as manager of the credit card department, Vice President of Marketing, Vice President of Operations, and Senior Vice President before being named President. Prior to joining Commercial, Mr. Mildren had been employed by Union Trust & Deposit Company of Parkersburg.

     JEROME B. SCHMITT, age 51, was named Executive Vice President - Investments/Trusts, WesBanco, Inc. in January, 1999. He most recently served as Senior Vice President-Trust and Investments. He joined the staff of the Corporation in 1972 and was promoted to Vice President-Investments in 1983 and to Senior Vice President in 1990. Mr. Schmitt received his designation as Chartered Financial Analyst in 1976. He has served in a variety of other positions, including Trust Operations and Trust Investments in 1972.

     JOHN W. MOORE, JR., age 53, currently serves WesBanco, Inc. as Senior Vice President-Human Resources. Mr. Moore joined the Corporation in 1976 as Director of Personnel. He served in that capacity until 1980 when he was appointed Vice President-Personnel/Human Resources for WesBanco Bank Wheeling. He was made Vice President-Personnel, WesBanco, Inc. in 1986 and Senior Vice President-Human Resources in January, 1993, for WesBanco, Inc. Mr. Moore served as Senior Vice President-Personnel/Human Resources in May 1993 for WesBanco Bank Wheeling. Mr. Moore formerly served as Director of the Counseling Center at West Liberty State College and Adjunct Instructor at West Liberty State College and West Virginia University from 1971 to July 1976. Mr. Moore was a public school teacher in 1970.

     LARRY G. JOHNSON, age 53, has served as Secretary and Director of the Corporation since March 31, 1998. Mr. Johnson also serves as Executive Vice President of the Parkersburg Region of WesBanco Bank, Inc. Mr. Johnson was Executive President and Chief Financial Officer of Commercial BancShares, Inc., from May 11, 1994, until its merger with WesBanco, Inc., on March 31, 1998. He served as Corporate Secretary for Commercial BancShares beginning in December 1983. Mr. Johnson was Executive Vice President and Chief Financial Officer for Commercial Banking and Trust Company from January 1, 1991, to May 10, 1994. He joined Commercial May 1, 1973, as Auditor and later served the bank in other positions, including Comptroller and Cashier. Prior to his employment with Commercial, he was a bank examiner with the Federal Deposit Insurance Corporation.

     PETER W. JAWORSKI, age 45, has served as Senior Vice President - Chief
Credit Officer of WesBanco, Inc. since December 1999.   Mr. Jaworski joined
the Corporation in 1995 as Vice President - Loan Review for WesBanco Bank Wheeling and Senior Loan Review Officer of WesBanco, Inc. In July 1997, he was named Vice President - Credit Risk Management of WesBanco Bank Wheeling and WesBanco, Inc. In December 1997, he was appointed Senior Vice President
- Credit Administration of WesBanco, Inc. Prior to joining the Corporation, Mr. Jaworski was Senior Vice President and Senior Credit Officer for Bank One of Wheeling, West Virginia, and held various positions with Security National Bank & Trust Co., Wheeling, West Virginia, from 1984 - 1992 until its merger into Bank One. He was also Vice President and Comptroller for Citizens Bank, Martins Ferry, Ohio, during 1989. From 1977 - 1984, Mr. Jaworski was employed with the public accounting firms of Anthony, O'Connor, Bodkin & Company and O'Connor & Associates, and the law firm of Herndon, Morton, Herndon & Yaeger, Wheeling, West Virginia.

               Comparison of Five Year Cumulative Total Return *
  Among WesBanco, Inc., Russell 2000 Index, and Russell Financial Services  **

   Measurement Period          WesBanco,     Russell     Russell
   (Fiscal year covered)         Inc.          2000      Financial
   ---------------------       ---------     -------     ---------
          1995                  100.000      100.000     100.000
          1996                  120.563      114.761     123.116
          1997                  172.054      138.311     159.963
          1998                  174.331      133.544     139.683
          1999                  158.581      159.746     127.867
          2000                  149.261      153.030     146.703

Assumes $100 Invested on January 1, 1996     *Total Return Assumes Reinvestment
In WesBanco, Inc., Russell 2000 Index,        of Dividends.
and Russell Financial Services.             **Fiscal Year Ending December 31.

                   Compensation of Executive Officers
                   ----------------------------------

     The officers of the Corporation presently are serving without compensation from WesBanco, Inc. They are, however, compensated by WesBanco, Inc. subsidiaries for services rendered as officers of those corporations.

     The following tables set forth the total compensation paid by WesBanco's subsidiary bank during each of the three years ended December 31, 2000, 1999, and 1998, to the five highest paid executive officers, together with options granted and the benefits payable to them from the Corporation's pension plan upon retirement.


                             SUMMARY COMPENSATION TABLE

                                                               Long Term Compensation
                                                            ---------------------------
                               Annual Compensation                    Awards          Payouts
                              ---------------------------    -----------------------  -------
                                                             Restricted   Securities
                                                  Other      Stock        Underlying   LTIP      All Other
Name and                      Salary     Bonus    Annual     Award(s)     Options/     Payouts   Compensation
Principal Position     Year     ($)       ($)     Comp.       ($)         SARs          ($)       ($)(1)
---------------------------------------------------------------------------------------------------------------
Edward M. George       2000   260,558   100,000     0          0          10,000          0         7,436
President & Chief      1999   249,556    90,000     0          0               0          0         6,103
Executive Officer      1998   228,324    90,000     0          0          10,000          0         5,045

Paul M. Limbert        2000   179,641    60,000     0          0           5,000          0         7,436
EVP & Chief            1999   172,289    50,000     0          0               0          0         6,103
Financial Officer      1998   161,116    50,000     0          0           5,000          0         5,045

Dennis P. Yaeger       2000   166,215    40,000     0          0           5,000          0         7,410
EVP & Chief            1999   162,418    40,000     0          0               0          0         6,103
Operating Officer      1998   154,376    40,000     0          0           5,000          0         5,045

Jerome B. Schmitt      2000   158,343    50,000     0          0           5,000          0         7,436
Exec. Vice Pres.       1999   150,914    40,000     0          0               0          0         6,103
Trust & Invests.       1998   138,410    40,000     0          0           5,000          0         5,045

Kristine N. Molnar     2000   145,411    25,000     0          0               0          0         5,664
Reg. Pres. Upper       1999   131,397    20,000     0          0               0          0         4,952
Ohio Valley Region     1998   108,487    20,000     0          0               0          0         4,086


(1) "All Other Compensation" includes the following: contributions to the Corporation's KSOP Plan on behalf of each of the named executives covered by the Plan.




                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      -------------------------------------

                                                                                     Potential Realizable
                                                                                     Value at Assumed
                                                                                     Annual Rate of Stock
         Number of Securities    %of Total Options/SARs  Exercise or                 Appreciation for
         Underlying Options/     Granted to Employees    Base Price      Expiration  Option Term
Name     SARs Granted(#)         In Fiscal Year          ($/Price)       Date        5%($)   10%($)
----------------------------------------------------------------------------------------------------------
George         10,000                 35%                  $22.00         04/26/10     $138,357    $350,623
Limbert         5,000                 18%                  $22.00         04/26/10       69,178     175,312
Yaeger          5,000                 18%                  $22.00         04/26/10       69,178     175,312
Schmitt         5,000                 18%                  $22.00         04/26/10       69,178     175,312


                          AGGREGATED OPTION/SAR EXERCISES IN
                     LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                     ---------------------------------------------

                                        Number of Securities         Value of Unexercised
                                        Underlying Unexercised       In-The-Money Options/
         Shares Acquired   Value        Options/SARs at FY-end (#)   SARs at FY-End ($)
Name     on Exercise(#)    Realized($)  Exercisable  Unexercisable   Exercisable  Unexercisable
-----------------------------------------------------------------------------------------------
George           0             0           12,222        6,667           $5,000       $10,001
Limbert          0             0            6,110        3,334           $2,499       $ 5,001
Yaeger           0             0            6,110        3,334           $2,499       $ 5,001
Schmitt          0             0            6,110        3,334           $2,499       $ 5,001




                                PENSION PLAN TABLE
                                ------------------


Remuneration ($)       15         20         25        30         35
-----------------------------------------------------------------------
    150,000          83,200     95,272     107,000   107,000    107,000
    160,000          86,125     99,749     108,000   108,000    108,000
    175,000          93,122    106,929     111,700   111,700    111,700
    200,000         100,372    114,197     118,950   118,950    118,950
    250,000         105,722    119,529     124,300   124,300    124,300
    300,000         111,072    124,879     129,650   129,650    129,650
    350,000         116,422    130,229     135,000   135,000    135,000
    400,000         116,422    130,229     135,000   135,000    135,000




     WesBanco maintains a defined benefit pension plan for all employees and a Supplemental Employee Retirement Plan for certain executive officers. The table on the preceding page lists the approximate annual retirement benefits (qualified plan and Supplemental Plan) an executive officer would receive if he or she retired at age 65. Amounts are based on a 10 year term for the Supplemental Plan and a full life annuity form for the defined benefit plan.

     Under the defined benefit plan, a participant's compensation covered by the Bank's pension plan is the salary reported on the Form W-2 plus Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the participant's career for which such average is the highest, or in the case of a participant who has been employed for less than 60 months, the period of his employment with the Bank. Average compensation for named executives as of the end of the last calendar year is: Mr. George:
$308,343.72; Mr. Limbert, $204,570.91; Mr. Yaeger: $188,896.18; Mr. Schmitt:
$174,549.67; and Mrs. Molnar: $122,825.64. The estimated years of service for each named executive are as follows: Mr. George: 17.583; Mr. Limbert:
23.666; Mr. Yaeger: 28.333; Mr. Schmitt: 28 and Mrs. Molnar: 16.50.

     In 1999, WesBanco approved and subsequently established a Supplemental Employee Retirement Plan for certain executive officers, including the individuals named in the Summary Compensation Table. Although benefits under the plan are unsecured, WesBanco currently funds payment of such benefits through bank owned life insurance arrangements where appropriate or available. The plan is a non-qualified retirement benefit.

     This plan provides for payment of a scheduled annual benefit at normal retirement age of 65 of approximately 60% of salary at the time of adoption, less the defined pension plan benefit, payable annually for a period of 10 years. The plan further provides, pursuant to a schedule, for (i) a reduced early retirement benefit, (ii) a disability retirement benefit, and (iii) a benefit payable upon a termination of employment other than due to death, disability or retirement within three years after a change of control (as defined in the plan) of WesBanco. Each of these annual benefits is payable in monthly installments for a period of 10 years beginning with the month following the date that the executive attains age 65.

     Death benefits also are payable under the Supplemental Plan. If the executive dies prior to any termination of employment with WesBanco, the executive's designated beneficiary is entitled to a payment of a death benefit under a split dollar life insurance agreement. If the executive dies after payment of retirement benefits under the plan has commenced, any remaining benefit payments will be paid to the executive's designated beneficiary in the same manner as they would have been paid to the executive. In addition, if the executive dies after termination of employment with WesBanco and prior to the commencement of any payment of retirement benefits under the plan, the executive's designated beneficiary will be entitled to receive payment of the executive's retirement benefit under the plan beginning with the month following the executive's death.

     Mr. George's contract contains a similar benefit percentage, but it is not funded with life insurance. His contract requires the performance of continuing services under certain circumstances and contains a non-competition provision. It likewise contains a death and disability benefit.

                   Assumed Change in Control Agreements
                   ------------------------------------
     Effective November 1, 1996, Commercial BancShares, Inc. ("Commercial"), a company acquired by merger with a wholly owned subsidiary of the Corporation, entered into employment continuity agreements with Mr. Mildren,
Jr. and Mr. Johnson.   Except as noted, the agreements have identical
provisions and became operative upon a change in control of Commercial, which occurred on March 31, 1998, with the acquisition by the Corporation. Mr. Mildren's contract was amended June 1, 1999, and its term now extends to March 31, 2002.

     Under the agreements, the Corporation will continue to employ William
E. Mildren, Jr. and Larry G. Johnson for three years, or until their normal retirement date, whichever is earlier. During that period, the terms and conditions of the executive's employment, including salary, bonuses, and employee benefit plans and programs, are fixed as of the day before the control change date. The executive is entitled to continued compensation if the executive's employment terminates during the employment period, but subject to executive's offer to work that is rejected by the Corporation.
The executive is entitled to continued compensation equal to three times the executive's base period income (paid in 36 monthly installments) if the executive is terminated by the Corporation without cause ("cause" being limited to executive's acts of theft, embezzlement, fraud, or moral turpitude), or if executive voluntarily terminates employment within six months after (a) the executive does not receive salary increases, bonuses, and incentive awards comparable to the salary increases, bonuses, and incentive awards the executive received in prior years or, if greater, that other executives in comparable positions receive in the current year, or (b) executive's compensation or employment related benefits are reduced; or (c) executive's status, title(s), office(s), working conditions or management responsibilities are diminished; or (d) executive's place of employment is changed in any way without Executive's consent. Within 12 months after a change in control, the executive may voluntarily terminate his employment with the Corporation and, in such event, will be entitled to receive continued compensation equal to his base period income, paid in 12 equal monthly installments, and shall be free from the covenants not to compete which are operative under other events of termination.

                   Corporation Change in Control Agreements
                   ----------------------------------------
     During 1999, WesBanco entered into agreements with the remaining officers listed in the Summary Compensation Table and with certain other officers to encourage those key officers not to seek other employment because of the possibility of another entity's acquisition of WesBanco. WesBanco designed these agreements to secure the executives' continued service and dedication in the face of the perception that a change in control could occur, or of an actual or threatened change in control. Because of the amount of acquisition activity in the banking industry, the Board of Directors believed that entering into these agreements was in WesBanco's best interest. The 1999 agreements were not entered into because a change in control was imminent.

     The agreements operate only upon the occurrence of a "change in control" as described below. Absent a "change in control", the agreements do not require the Corporation to retain the executives in its employ or to pay them any specified level of compensation or benefits.

     Each agreement provides that if a change in control of the Corporation or its bank subsidiary which employs the employee (collectively, the "Subsidiary") occurs, the Corporation and the Subsidiary will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (or, if earlier, at the executive's retirement date under established rules of the Corporation's tax-qualified retirement plan) (the "Term of Employment").

     If, during the Term of Employment, the executive is discharged by the Corporation or the Subsidiary without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to three times (i) the highest rate of the executive's annual base salary in effect prior to the date of termination, and (ii) the greater of, the executive's average annual bonus over the three years ending prior to the date of termination, or the executive's bonus established for the annual bonus year in which the date of termination occurs. If the executive is terminated during the Term of Employment for any reason other than cause, then for a period of 18 months from the date of termination, the executive and/or the executive's family will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control, subject to reduction to avoid duplication with benefits of a subsequent employer.

     Generally, and subject to certain exceptions, a "change in control" shall be deemed to have occurred if (a) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Subsidiary representing 20% or more of the combined voting power of the Corporation's or the Subsidiary's then outstanding securities; (b) there is during any two consecutive years a significant change in the Corporation's or the Subsidiary's Board of Directors not approved by the incumbent Board; or (c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation's or the Subsidiary's assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Subsidiary.

     If an excise tax under Section 4999 of the Internal Revenue Code applies to these payments, WesBanco will pay the executive a reduced amount over an extended period so that no excise tax is due.

                     Compensation Committee Report
                     -----------------------------
     Members of the Compensation Committee consist of the non-salaried members of the Executive Committee and one additional member of the Board of Directors and include Messrs. Criss, Chalfant, Witschey, Hobbs, Nelson, Strauss and Tanner. The Committee also includes Mr. Gardill, the Chairman of the Board, and for the year 2000, Mr. Martin, the former Vice-Chairman of the Board.

     Generally, compensation policies are determined by the annual budget process in which overall salary adjustment ranges are established based upon a projected annual budgeted amount for salaries. The actual increases are then allocated based on administration of the company's salary administration program, a Hay-type system, and individual performance evaluations, which are done each year on all employees, including executive officers. Salary increases are also adjusted for merit increases and changes in duties and responsibilities where warranted. The Committee also considered that executive salaries for the Corporation's executives are somewhat lower than industry peer group averages and have been moving closer to industry standards, subject to corporate performance.

     Corporation performance, including total shareholder return, is considered in establishing the annual budget for salary increases, which is the initial part of the process. Projected annual income growth and savings through consolidation are considered in establishing the overall salary
increase range.   Also, Corporation performance factors, including net
income, return on assets and return on equity, are considered in setting annual bonuses. The bonuses are determined on a subjective basis.

     Considerations affecting Mr. George's salary and bonus for 2000 included the overall salary administration program of the Corporation, the substantial reorganizational work involved in consolidating the separate banking corporations into one bank and the improvement in loan delinquency during the year. The Committee also considered the interest rate environment in which the Corporation operated during the past year and the improvement in the efficiency ratio achieved by the Corporation. Also the Committee considered the overall increases granted to other employees in the Corporation and the salary structure of peer group banks.

     In considering Mr. George's compensation and the bonuses paid to senior executive officers, the Committee considered published compensation comparative data for certain regional bank holding companies which compete in markets served by the Corporation and markets within reasonable proximity thereto (hereinafter referred to as "Peer Group"). The Peer Group information reflected that overall, relative to published survey medians for base salary and total cash compensation in similar size organizations, WesBanco's top executive group's base salaries and total cash compensation are on the low side of competitive levels. Total direct compensation is below competitive levels.

     The Committee reaffirmed its goal of maintaining its base salary structure at the middle of the appropriate competitive marketplace and positioning actual salaries at the middle of the marketplace subject to performance, longevity and evaluation.

	COMPENSATION COMMITTEE

	James C. Gardill, Chairman		Christopher V. Criss
	William E. Witschey			Eric Nelson
        Roland L. Hobbs                         Carter W. Strauss
        Robert H. Martin                        Reed J. Tanner
	R. Peterson Chalfant

           Compensation Committee Interlocks and Insider Participation
           -----------------------------------------------------------
     Roland L. Hobbs, a member of the Compensation Committee, formerly served as Chairman and President of WesBanco until June 1, 1990. He continues to serve as a member of the Board of Directors and Executive Committee of the Corporation.

     James C. Gardill, also a member of the Compensation Committee, serves as Chairman of the Board of the Corporation. Mr. Gardill does not receive a salary for such position and does not participate in the annual bonus program or other benefit programs of the Corporation. Mr. Gardill also is a partner in the law firm Phillips, Gardill, Kaiser & Altmeyer, and acts as general counsel for the Corporation. During the year 2000 fees aggregating $483,262.85 were paid to the firm of Phillips, Gardill, Kaiser & Altmeyer for legal services rendered to the Corporation and its banking affiliates.

     Robert H. Martin formerly served as Vice Chairman of the Corporation and a member of the Board of Directors of the Corporation and now serves as an executive officer of Wesbanco Insurance Services, Inc. and receives a salary and other benefits for such position. Mr. Martin resigned from the Board of Directors of the Corporation effective March 1, 2001, but continues to serve as a Director of the Corporation's subsidiary, Wesbanco Insurance Services, Inc., and recently executed a three year Employment Agreement with the insurance company. Mr. Martin also formerly served as Chairman of WesBanco Bank Fairmont, a banking subsidiary of the Corporation.

                    Description of Employment Contracts
                    -----------------------------------
     The Corporation and its subsidiaries provide certain executive officers, including the executive officers named in the Summary Compensation Table, with written Employment Contracts at their respective base annual salaries. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, or without cause, the employee or his designated beneficiary is entitled to a severance payment equal to the greater of (i) six months of the employee's base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the Agreement. There are no golden parachute type provisions contained in the contracts.

     Several directors have been appointed to the Board and subsequently nominated for election pursuant to acquisition and merger related agreements. Messrs. Mildren, Johnson, Tebay and Swearingen were appointed, nominated and elected to the Board pursuant to the provisions of such an agreement. Under the terms of the Merger Agreement with Commercial Bancshares, Inc., each of the four (4) named directors were to serve full three (3) year terms. Messrs. Mildren and Johnson were appointed to the Board effective March 31, 1998, were elected in the class of directors elected on April 15, 1998, and will have completed their three (3) year terms at the Annual Meeting to be held
April 18, 2001. Mr. Tebay was appointed to the class whose term expired in 2000 and his full three (3) year term will expire in 2003. Mr. Swearingen was appointed to the class whose term expired in 1999 and his full three (3) year term will expire in 2002.

                       Description of Bonus Plan
                       -------------------------
     Annually, the Compensation Committee of the Corporation makes a determination as to the amount and allocation among the executive officers of the Corporation of a bonus payable to such officers. The amount and participants vary each year based on an assessment of profitability and merit as determined by the Committee. A total of $436,000.00 in cash was allocated and paid for such bonuses for the year 2000.

                           WesBanco KSOP Plan
                           ------------------
     The WesBanco Employee Stock Ownership and 401(k) Plan (the "Plan") is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Internal Revenue Code. The employee stock ownership feature of the Plan (the "ESOP") was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the "KSOP"). All employees of WesBanco, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the ESOP portion of the Plan upon completion of a year of service and attaining age 21. The 401(k) eligibility provisions permit participation in the first calendar quarter subsequent to employment. All affiliates are participants in the Plan. The Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

     At the present time, the Plan Trust holds 574,390 shares or 3.1% of WesBanco Common Stock, of which 574,390 shares are allocated to specific employee accounts as of December 31, 2000. The ESOP Trustee has available a $2,000,000.00 borrowing capacity from an affiliated financial institution. No balance was outstanding at

December 31, 2000.   The loan originated during 2000 and is structured
as a revolving line of credit, and the unpaid balance of any borrowing is amortized over a five-year period at an interest rate equal to the lender's base rate. WesBanco is required to make annual payments to principal equal to 20% of the January 1st balance each year. Any balance due at maturity is to be paid in full or refinanced. The ESOP is required to pledge the shares of employer securities purchased with the proceeds of the loan as security for the loan. WesBanco guaranteed the loan issuing a contribution commitment letter. As securities are allocated to the accounts of participating employees, and the loan balance paid down, they are released by the secured party.

     Employer securities purchased with the proceeds of the loan are placed in a suspense account and released, prorata, from such suspense account under a formula which considers the amount of principal and interest paid for a given period over the amount of principal and interest anticipated to be paid for that period and all future periods. Shares released from the suspense account, employer contributions, if any, and forfeitures are each allocated, prorata, subject to limits imposed by the Code, to the accounts of individual participants under a format which considers the amount of the participant's compensation over the aggregate compensation of all participants.

  Meetings of Board of Directors and Committees and Compensation of Members
  -------------------------------------------------------------------------
     The Board of Directors of the Corporation meets bimonthly, and the Executive Committee of the Corporation meets monthly. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $500.00. For the year 2000, the Directors received an annual fee of $3,000.00 payable quarterly at the rate of $750.00 per quarter. During 2000, the Board of Directors of the Corporation held six regular meetings and one special meeting. Directors of the Corporation were also paid a fee of $300.00 for attendance at meetings of special committees of the Corporation. No annual or meeting fees are paid to Directors who are also active officers of the Corporation or any of its Affiliates. Fees in the total amount of $112,250.00 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 2000. In addition, fees in the aggregate amount of $77,850.00 were credited to the accounts of those Directors who have elected to participate in the WesBanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan of the Corporation, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in WesBanco Common Stock or in a money market rate of interest account.

     The Corporation does have a standing Compensation Committee. The members of the Corporation's Compensation Committee include James C. Gardill, Roland L. Hobbs, Carter W. Strauss, Christopher V. Criss, Reed J. Tanner, Eric Nelson, William E. Witschey and R. Peterson Chalfant. The Compensation Committee met two times during the year. The principal functions of the Committee are to review and approve salary adjustments for officers, bonus recommendations, executive compensation, overall salary and benefit costs, and the Performance Based Key Executive Bonus and Option Plan.

     The Corporation does have a standing Nominating Committee. Members of the Corporation's Nominating Committee are Roland L. Hobbs, James C. Gardill, Edward M. George and Christopher V. Criss. The Committee meets only when vacancies are to be filled and did not meet during fiscal year 2000. The principal function of the Committee is to recommend individuals for election to the Board of Directors. Security holder nominations may be considered by the Committee if made in accordance with the Bylaw requirements. See "Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation."

                         Audit/Loan Review Committee
                         ---------------------------
     The Corporation has an Audit/Loan Review Committee ("Audit Committee"). All members are considered independent and the currently serving members are:
Christopher V. Criss, Chairman, Ray A. Byrd, Reed J. Tanner, Vaughn L. Kiger, James E. Altmeyer, Carter W. Strauss, Fred T. Chambers and Rizal V. Pangilinan. Several of the members of the Audit Committee are partners, controlling shareholders or executive officers of an organization that has a lending relationship with the banking affiliate of the Corporation, or individually, they maintain such relationships. The Corporation's Board of Directors has determined that such lending relationships do not interfere with the director's exercise of independent judgment. Each of the Audit Committee members satisfies the definition of independent director as established by the NASD rules. The Corporation has adopted a formal charter and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year. A copy of the written charter is attached hereto as Exhibit A and made a part hereof. The Audit Committee met five (5) times in 2000.

     The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          Report of Audit Committee
                          -------------------------
     The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States and by codification of statements on auditing standards, AU 380. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors the independent auditors' independence from management and the Corporation and considered the compatibility of nonaudit services with the auditors' independence.

     The Audit Committee discussed with the Corporation's internal and independent auditors and the credit quality officer the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, credit quality and the overall quality of the Corporation's financial reporting.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities & Exchange Commission. This report is not deemed "soliciting material" or deemed to be filed with the SEC or subject to Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent requested by the Company or incorporated by documents otherwise filed.

Submitted by:

AUDIT COMMITTEE:

Christopher V. Criss, Chairman            Ray A. Byrd
Reed J. Tanner                            Vaughn L. Kiger
James E. Altmeyer                         Carter W. Strauss
Rizal V. Pangilinan                       Fred T. Chambers

PROPOSAL TWO - INCREASE THE AMOUNT OF STOCK AVAILABLE FOR THE PERFORMANCE BASED KEY EXECUTIVE BONUS AND OPTION PLAN
--------------------------------------------------------------------------
Key Executive Incentive Bonus and Option Plan

               The Board of Directors of the Corporation adopted and approved effective February 19, 1998 (the "Effective Date"), a compensation plan sponsored and maintained by the Corporation, known as the Wesbanco, Inc. Key Executive Incentive Bonus and Option Plan (the "Incentive Plan"). The shareholders approved the Plan and approved the issuance of up to 150,000 shares of Wesbanco Common Stock in conjunction with the Incentive Plan. Though no shares have yet been issued, stock options have been awarded under the Incentive Plan, which, if exercised, would exhaust the number of shares authorized. The Compensation Committee has recommended increasing the shares authorized for issuance under the Incentive Plan to a total of One Million (1,000,000) shares. The Incentive Plan will replace the Corporation's previous Annual Bonus Plan. The following summary of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan, which is available upon written request to the Corporation.

               Performance Based Compensation. The Incentive Plan is designed to pay incentive compensation, in the case of Annual Bonus or Long term Bonus (as described below under "Structure of the Plan"), or permit vesting of Stock Options (described below under "Structure of the Plan") if the Committee (defined below at "Administration") determines, after review of all applicable measurements and circumstances, predetermined performance goals are actually achieved. If the Committee determines that applicable performance goals have not been met for a particular measurement period, no incentive compensation will be paid and/or no options will become vested with respect to that measurement period. The Incentive Plan is designed to pay performance based compensation within the meaning of Section 162(m) of the Internal
Revenue Code of 1986, as amended (the "Code"), although the limitation imposed on deductible compensation by Section 162(m) of the Internal Code is not an active concern for the Corporation at the present time. In this regard, the approval requested of the shareholders is shareholder approval within the meaning of Section 162(m) of the Code. The shareholders previously approved of the following types of performance goals, any one or more of which the Committee may use to set performance goals in respect to which compensation may be excepted from the limitation imposed by
Section 162(m) of the Code: earnings per share, return on assets, return on equity, net interest margin, budgeted net income, growth in loans and/or deposits, efficiency ratio, ratio of operating expenses to average assets, net charge offs, non-performing assets/loans+OREO, reserves, non-performing loans, and adherence to criteria set forth in budgets. The Committee may look to other performance criteria, including performance indices individualized to particular positions but, to the extent personal indices or criteria not set forth in the foregoing listing are used for performance goals, the incentive compensation, if any, paid with respect to those performance goals will not be intended to qualify for exemption from the limitation of Section 162(m) of the Code under Treas. Reg. 1.162-27(e).

               Administration. The Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Corporation which, as described at "Compensation Committee Report" on page 12, is composed of two or more outside directors not eligible to participate in the Incentive Plan (the "Committee"). The Board of Directors of the Corporation will be involved in the operation of the Incentive Plan to the extent of determining whether Annual Bonus awards will be made for a particular fiscal year and/or whether Long Term Bonus awards will be made available for a particular series of fiscal years and informing the Committee of the Board's priorities as to performance goals. The Committee will make awards and determine the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants. The Committee has the sole discretion to interpret the Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable, including, but not limited to, considering the effect, if any, of extraordinary items or special circumstances on the ability of one or more participants (each a "Key Employee") to achieve performance goals for a period. The Committee may, in its discretion, waive or modify the terms and conditions of any previously made award to be more favorable to the Key Employees if the Committee determines a modification appropriate. The Committee need not be uniform in its determinations among Key Employees. The Incentive Plan is intended to further the business plans of the Corporation and, in coordinating the business plan and the setting of performance goals, the Committee may discuss the business plan with management of the Corporation. In addition, preparation of award agreements and ministerial tasks may be delegated to employees of the Corporation.

               Amount of Stock. The Incentive Plan currently provides for awards of up to 150,000 shares of Common Stock and the Compensation Committee has recommended increasing the shares authorized for issuance under the Incentive Plan to a total of one million (1,000,000) shares. The number of shares available for issuance under the Incentive Plan shall be subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares to be offered under the Incentive Plan will be either authorized and unissued shares or issued shares which have been reacquired by the Corporation.

               Eligibility and Participation. All officers and key employees of the Corporation or any subsidiary are eligible to participate, including officers who are also directors of the Corporation or its subsidiaries. The Compensation Committee shall determine from time to time which officers and key employees will be eligible to receive awards (a "Key Employee") under the Incentive Plan as well as the type, form, terms and conditions of all such awards. Inclusion as a Key Employee at one time or for one purpose does not ensure that Key Employee of additional or other awards.

               Amendment or Termination. The Incentive Plan has no fixed expiration date. The Committee will establish expiration and exercise dates on an award-by-award basis.

               Structure of Incentive Plan. The Incentive Plan consists of three portions: the Annual Bonus Portion, the Long Term Bonus Portion and the Stock Option Portion. A Key Employee may participate in one or more portion simultaneously.

               1. Annual Bonus Portion. The Annual Bonus Portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over a fiscal year of the Corporation. Performance goals may be based on the performance of the Corporation as a whole, of one or more subsidiaries or individual business operation of the Corporation or performance indices individualized for a particular position or a combination of the foregoing. Incentive Compensation opportunities under the Annual Bonus Portion will generally be set in cash but may be a combination of cash and Common Stock. Incentive Compensation under the Annual Bonus Plan will be paid to Key Employees in a single distribution after the end of the fiscal year with respect to which it was earned.

               2. Long Term Bonus Portion. The Long Term Bonus Portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over several fiscal years of the Corporation. Performance goals set for any Key Employee may be based on the performance of the Corporation as a whole or of any subsidiary or business operation of the Corporation or performance indices individualized for a particular position or a combination of the foregoing. Incentive Compensation opportunities under the Long Term Bonus Portion will generally be set in a combination of cash and Common Stock but may be set in all cash or all Common Stock. The number of fiscal years to be measured for a particular period under the Long Term Bonus Portion is not set under the Plan and the number of years will be
determined from time to time by the Committee.   Incentive Compensation under
the Long Term Bonus Portion will be paid to Key Employees who are then employees of the Corporation (except if a termination of employment was for reason of death, disability or retirement) in three equal annual installments with the first installment payable in the year after the end of the measurement period.

               3. Stock Options. The Committee may grant to a Key Employee stock options which do not qualify as incentive stock options ("non-qualified stock options"). The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise will be determined by the Committee but the exercise price per share will not be less than the fair market value of a share on the date of the grant. Options will become vested, if at all, over a period of time determined by the Committee based on the actual achievement of performance goals set by the Committee at the time of grant. Generally, stock options will not vest or be exercisable after a Key Employee separates from service unless that separation was for reason of death, disability or retirement. Subject to the Committee's discretion, payment for shares of Common Stock on the exercise of stock options may be made in cash, shares of Common Stock, a combination of cash and shares of Common Stock or in any other form of consideration acceptable to the Committee (including one or more "cashless" exercise forms).

               Change in Control Consequences. Under the Incentive Plan, if a Change in Control occurs, all stock options become vested and exercisable and all opportunities for Annual Bonus and Long Term Bonus will be deemed earned and be immediately payable. For purposes of the Incentive Plan, a Change in Control will be deemed to have occurred if any person or group acquires 20% or more of the outstanding voting securities of the Corporation, more than one third of the members of the Board of Directors cease to be directors during a performance measurement period under the Long Term Portion (other than members replaced by the then Board of Directors) or any other event which would be regarded as a change in control by the Securities and Exchange Commission.

               Federal Income Tax Consequences. The following is a summary of the principal federal income tax consequences of Incentive Plan benefits under present tax law. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

               1. Stock Option Portion. No tax is incurred by a Key Employee, and no amount is deductible by the Corporation, upon the grant of a nonqualified stock option. At the time of exercise of such an option, the difference between the exercise price and the fair market value of the Common Stock will constitute ordinary income to the participant. The Corporation will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

               2.  Annual Bonus and Long Term Bonus Portions.   No tax is
incurred by a Key Employee, and no amount is deductible by the Corporation, upon the award of an opportunity to earn incentive compensation under either or both the Annual Bonus or Long Term Bonus Portion. A Key Employee will have ordinary income for federal income tax purposes in an amount actually distributed to him or her in his or her tax year in which the distribution is made. For this purpose, shares of Common Stock included in any payment will be valued at their then fair market value. The Corporation will be entitled to a deduction in the same amount and, generally, at the same time as the Key Employee must recognize income. However, if the payment is made within seventy five (75) days of the end of a fiscal year, the Corporation may take its deduction in the fiscal year prior to actual payment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO INCREASE THE AMOUNT OF STOCK AVAILABLE FOR USE UNDER THE KEY EXECUTIVE INCENTIVE BONUS AND OPTION PLAN, WHICH PROPOSAL IS IDENTIFIED AS PROPOSAL (2) ON THE ENCLOSED PROXY CARD.

              Stockholders Intending to Nominate Candidates for
        Election to Board of Directors Must Give Notice to Corporation
        --------------------------------------------------------------
     Under Section 2 of Article III of the bylaws of the Corporation, any stockholder who intends to nominate, or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty (30) days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five (5) days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

Proposals of Stockholders for Presentation at Next Year's Annual Meeting,
                            to be Held April 17, 2002
-----------------------------------------------------------------------------
     Proposals which stockholders intend to present at next year's annual meeting, to be held on Wednesday, April 17, 2002, will be eligible for inclusion in the Corporation's proxy material for that meeting if they are submitted to the Corporation in writing not later than November 16, 2001. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

                           Independent Auditors
                           --------------------
     Ernst & Young LLP served as independent auditors for the Corporation and all affiliates for the year 2000. The services rendered by Ernst & Young LLP during the year 2000 consisted primarily of auditing and tax services. The Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Corporation for the year ending December 31, 2001. It is expected that a representative of the accounting firm will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present.

     Audit Fees. The aggregate fees of Ernst & Young LLP for professional services rendered for the audit of the Corporation's annual financial statements for 2000 and the reviews of the financial statements included in the Corporation's Forms 10-Q for 2000 were approximately $186,600.

     Financial Information Systems Design and Implementation Fees. No fees were paid to Ernst & Young LLP for such services.

     Audit-Related Fees. Ernst & Young LLP provided other audit-related services to the Corporation from time to time. The aggregate fees for these services rendered in 2000 were approximately $57,100.

     All Other Fees. Ernst & Young LLP provided other services to the Corporation during 2000 and the fees associated with these services were approximately $23,000.

                   Matters to be Considered at the Meeting
                   ---------------------------------------
     Management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

	By order of the Board of Directors.

                                                JAMES C. GARDILL
						Chairman of the Board
Wheeling, West Virginia
March 16, 2001.

                                  EXHIBIT A
                   CHARTER OF THE AUDIT/LOAN REVIEW COMMITTEE
                            OF THE BOARD OF DIRECTORS
                   ------------------------------------------

I.  	PURPOSE
        -------
The primary function of the Audit/Loan Review Committee (the Committee) is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring the performance of the Audit and Loan Review functions; management's systems of internal controls regarding accounting, legal, compliance and ethics; and the Corporation's auditing, accounting, loan administration and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should require adherence to, the Corporation's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

Serve as an independent and objective party to monitor the quality of the loan portfolio, loan documentation, and loan administration functions.

Review, monitor and evaluate the efforts of the Corporation's independent auditors and internal auditing and loan review functions.

Provide an open avenue of communication among the independent auditors, financial administration, loan administration, senior management, internal auditing and loan review functions, and the Board of Directors.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV below.

II.	COMPOSITION
        -----------
The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment from management and the Corporation as a member of the Committee). All members of the Committee shall have a working familiarity with basic accounting practices, and loan administration. At least one member of the Committee shall have accounting or related financial management expertise. At least one Committee member shall be knowledgeable in loan administration practices and policies. Committee members may enhance their familiarity with accounting and loan administration by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board, or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS
        --------
The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet with management, the director of the internal auditing, loan review and loan administration functions and the independent accountants in separate executive sessions to review reports or discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent auditors and management to review the Corporation's financial statements consistent with Section IV below.

IV.	RESPONSIBILITIES AND DUTIES
        ---------------------------
To fulfill its responsibilities and duties the Committee shall:

* Actively be involved along with the Board of Directors in the selection, evaluation and replacement of the independent auditors and ensure the independence of the outside auditors.

   * Meet with the independent auditors and financial management and loan administration of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

   * Meet with the independent auditors and loan review personnel to review the scope of the proposed loan review schedule. The Committee shall monitor its timely completion.

   * Review with the independent auditors, the company's internal audit and loan review functions, and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

   * Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company policies and procedures.

   * Review the internal audit and loan review functions of the Corporation, including the independence and authority of its reporting obligations, the respective audit and loan review plans for the coming year and the coordination of such plans with the independent auditors.

   * Receive prior to each meeting, a summary of findings from completed internal audits and loan reviews and a progress report on the respective plans, with explanations for any deviations from the original plan.

   * Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. The purpose of the review should relate to the quality, not just acceptability, of the financial reporting and should address:

         * Consistency of accounting policies and their application;
         * Completeness of the financial statements and related disclosures;
         * Selection of new, or changes to, accounting policies;
         * Estimates, judgments and uncertainties;
         * Unusual transactions; and
         * Accounting policies relating to significant financial statement items.

(Responsibilities and Duties - continued)


   * When determined necessary by the Chair of the Committee, independent auditors, or financial management, review the quarterly financial statements or other financial information being made public with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the disclosures, and discuss any other matters required to be communicated to the committee by the auditors. If prior review is not considered necessary, subsequent review of quarterly information may occur at the next scheduled Committee meeting.

   * Provide sufficient opportunity for the internal and independent audit and loan review functions to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's loan review, accounting, and auditing function, quality of loan portfolio, adherence to loan policy and significant documentation exceptions and the cooperation received during the course of the audit.

   * Review succession planning within the Corporation for the accounting, audit, loan review and loan administration functions.

   * Submit the minutes of all meetings of the audit/loan review committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

   * Include a report in the annual proxy statement regarding:

         (1)     Committee review of the annual audited
                 financial statements with management;

         (2)     Committee review of the requirements of
                 SAS No. 61;

         (3)     Committee receipt of the required
                 communication from the independent
                 auditors and discussion with them
                 regarding their independence;

         (4)     Committee being governed by a formal
                 written charter and being comprised of
                 only independent directors;

         (5) Recommendation to the Board of Directors that, based on the above, the audited financial statements be included in the Form 10-K for filing with the SEC.

   * Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                                 [WESBANCO LOGO]

                                March 16, 2001








Dear Shareholder:

You will find enclosed the Notice of Meeting, Proxy Statement and Proxy Card for the Annual Meeting of Shareholders of WesBanco, Inc., which will be held on Wednesday, April 18, 2001, at the Ramada Plaza City Center Hotel, 1200 Market Street,
Wheeling, West Virginia, beginning at 4:00 p.m.

Please review the enclosed material and complete, sign and date and return the Proxy Card regardless of whether you plan to attend the Annual Meeting, so that the matters coming before the meeting can be acted upon. Alternatively, if you hold shares of WesBanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card. Also enclosed is an attendance card. Please fill out and return this card only if you plan to attend the meeting in person.

We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.


Very truly yours,

/s/ Edward M. George

Edward M. George
President and Chief
Executive Officer

EMG/dcg
Enclosures

                               WESBANCO, INC.
                      WHEELING, WEST VIRGINIA  26003
                                  PROXY
                      ANNUAL MEETING OF STOCKHOLDERS
                             APRIL 18, 2001





     The undersigned hereby constitutes and appoints Roland L. Hobbs, R. Peterson Chalfant and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Wesbanco, Inc., to be held at the Ramada Plaza City Center Hotel, 1200 Market Street, Wheeling, West Virginia, 26003, on Wednesday, April 18, 2001, at 4:00 p.m., and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows:

     (1) For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them:

            For a term of three (3) years expiring at the annual stockholders meeting in 2004:

                 James E. Altmeyer          Christopher V. Criss
                 Roland L. Hobbs            James C. Gardill
                 William E. Mildren, Jr.

            with full authority to cumulate the votes represented by such shares and to distribute the same among the nominees in such manner and number as said attorneys and proxies, in their discretion, may determine.

     (2) Proposed increase in the authorized common stock of the Corporation to be available for issuance under the Key
Executive Incentive Bonus & Option Plan.

    FOR              AGAINST               ABSTAIN
        ----------           -----------           -----------
     (3) In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CORPORATION.  AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF
THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR
OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.


                                    ____________________, 2001


                       ________________________________________
                                   (Singature)

                       ________________________________________
                                   (Signature)

(Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.)